EXHIBIT 8.3

August 29, 2017

CBL & Associates Properties, Inc.
2030 Hamilton Place Boulevard, Suite 500
Chattanooga, TN 37421
Ladies and Gentlemen:
We have acted as counsel to CBL & Associates Limited Partnership, a Delaware limited partnership (the “Operating Partnership”) and to CBL & Associates Properties, Inc., a Delaware corporation (the “Company”) and the owner of 100% of the issued and outstanding shares of common stock of both CBL Holdings I, Inc., a Delaware corporation (“CBL Holdings I”), and CBL Holdings II, Inc., a Delaware corporation (“CBL Holdings II”), the general partner and a limited partner, respectively, of the Operating Partnership, in connection with the offering from time to time by the Operating Partnership of its debt securities (the “OP Debt Securities”) and by the Company of its limited guarantees of the OP Debt Securities (the “Limited Company Guarantees”), in amounts, at prices and on terms to be determined at the time or times of offering.
The OP Debt Securities and Limited Company Guarantees, together with other Company securities specified therein, are the subject of a registration statement on Form S-3 filed by the Company and the Operating Partnership with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), Securities Act File Nos. 333-205457 and 333-205457-01 (the “Registration Statement”). The Registration Statement includes a Prospectus dated as of July 2, 2015 (the “Base Prospectus”). Capitalized terms not defined herein shall have the meanings ascribed to them in the certificate (or incorporated therein by reference), dated of even date herewith (the “Certificate”), delivered to Husch Blackwell LLP by the Company and the Operating Partnership which provides certain representations by them relevant to this opinion.
You have requested our opinion as to certain federal income tax matters regarding the Company and the Operating Partnership. We are delivering this opinion in connection with the public offering of (i) $225 million aggregate principal amount of the Operating Partnership’s 5.950% Senior Notes due 2026 (the “Notes”) and (ii) the Limited Company Guarantees of the Notes (collectively with the Notes, the “Offered Securities”), pursuant to the Base Prospectus and the prospectus supplement dated August 29, 2017 (the “Prospectus Supplement” and, together with the Base Prospectus, as supplemented and amended by the Company’s Current Report on Form 8-K dated December 6, 2016 (the “December 6 8-K”) and the information contained in Exhibit 99.1 thereto, the “Prospectus”) filed with the SEC pursuant to the Registration Statement. Any reference to the Prospectus shall be deemed to refer to and include any documents filed by the Company after the date of the Registration Statement under the Securities Exchange Act of 1934, as amended.

In our capacity as counsel to the Company and the Operating Partnership, and for purposes of rendering this opinion, we have examined and relied upon the following (the “Reviewed Documents”), with your consent:

(i)
the Amended and Restated Certificate of Incorporation of the Company, as presently in effect, as certified by a certificate of the Secretary of State of the State of Delaware (the “Delaware Secretary”) as of a recent date;

(ii)	the Certificate of Good Standing with respect to the Company issued by the Delaware Secretary as of a recent date;

(iii)	the Third Amended and Restated Bylaws of the Company, as currently in effect;

(iv)	the Certificate of Limited Partnership of the Operating Partnership, as amended and currently in effect;

(v)
the Fourth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated November 2, 2010, as further supplemented by the Certificate of Designations of the 6.625% Series E Cumulative Redeemable Preferred Units of the Operating Partnership, dated October 1, 2012;

(vi)
(A) the Certificate of Incorporation of CBL Holdings I, as presently in effect, as certified as of a recent date by a certificate of the Delaware Secretary and (B) the Bylaws of CBL Holdings I, as presently in effect;

(vii)	the Certificate of Good Standing with respect to CBL Holdings I issued by the Delaware Secretary as of a recent date;

(viii)
the Certificate, together with the due diligence letter dated of even date herewith (the “CLO Letter”) delivered to Husch Blackwell LLP by the Company’s Chief Legal Officer on behalf of the Company, which CLO Letter provides certain representations and legal opinions as to the validity and binding nature of leases and lease amendments referred to in the CLO Letter relevant to this opinion;

(ix)	the Registration Statement and the Prospectus (including the information contained in the December 6 8-K that amends and supplements the Prospectus);

(x)
that certain Indenture, dated November 26, 2013, made by and among the Operating Partnership, the Company, as limited guarantor, and U.S. Bank National Association, as trustee (the “Base Indenture”), as supplemented by (A) that certain First Supplemental Indenture, dated November 26, 2013 (the “First Supplemental Indenture”) and (B) that certain Second Supplemental Indenture, to be dated December 13, 2016 (the “Second Supplemental Indenture”), each made by and among the Operating Partnership, the Company, as limited guarantor, and U.S. Bank National Association, as trustee (such Base Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”) and the related Limited Company Guarantee, dated November 26, 2013;

(xi)	the forms of the Offered Securities; and

(xii)	such other documents provided by the Company as we have considered relevant to our analysis.
In our examination of the Reviewed Documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and conditions of such documents, that all parties to such documents and/or any other person or entity otherwise subject to the terms and conditions of such documents have acted, and will act, in accordance with the terms and conditions of such documents, and that such documents accurately reflect the material facts of the contemplated transactions.
Furthermore, our opinion is based on (a) our understanding of the facts as represented to us in the Certificate and the CLO Letter, and (b) the assumptions that:

(i)	the Company and the Operating Partnership are operated, and will continue to be operated, in the manner described in the Reviewed Documents,

(ii)	the facts contained in the Registration Statement and the Prospectus are true and complete in all material respects,

(iii)	all representations of fact contained in the Certificate and the CLO Letter are true and complete in all material respects,

(iv)	any representation of fact in the Certificate that is made “to the knowledge” or similarly qualified is correct without such qualification, and

(v)	the Company qualified as a REIT for its 2004 taxable year and all prior taxable years.
We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or for the purpose of rendering this opinion. We have assumed the accuracy of the representations made to us and the legal opinions given to us in the Certificate and the CLO Letter.
We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion. In particular, the qualification and taxation of the Company as a REIT for federal income tax purposes depend upon the Company’s ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Internal Revenue Code of 1986, as amended (the “Code”). We will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, to the extent that the facts differ from those represented to or assumed by us herein, our opinion could be inapplicable, and in such event, our opinion should not be relied upon.

Our opinion herein is based on existing law as contained in the Code, final and temporary regulations promulgated thereunder by the United States Department of the Treasury (“Treasury Regulations”), and interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative pronouncements and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings which are not binding on the IRS except as to taxpayers actually receiving such a ruling), all as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts. Our opinion has no official status of any kind, and is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree, with our conclusions.
Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that, as of the date hereof:

(i)
the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code during its taxable years ended December 31, 2005 through December 31, 2016, and that its current and proposed organization and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT thereafter; and

(ii)
the statements included in the Prospectus that is contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” as supplemented by the information presented under the heading “Material U.S. Federal Income Tax Considerations” in the December 6 8-K, insofar as such statements discuss matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute our opinion as to the material United States federal income tax consequences set forth therein, subject to the assumptions and qualifications set forth therein and in this letter.

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS, and court decisions. We express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.
This opinion is furnished to you in accordance with the requirements of Item 601(b)(8) of SEC Regulation S-K solely for use in connection with the Registration Statement. We express no opinion with respect to the matters described in the Registration Statement and the Prospectus other than those expressly set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.
Very truly yours,

Husch Blackwell LLP

/s/ Husch Blackwell LLP

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